Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-104517, 333-105625, No. 333-106611, No. 333-110161, No. 333-111563, No. 333-92058, No. 333-69052, No. 333-72964, No. 333-48680 and No. 333-31217, and Form S-8 No. 333-106865 pertaining to the 1999 Incentive and Reward Plan, as amended) of Aphton Corporation and in the related Prospectuses of our report dated March 5, 2004, except for Note 12 as to which the date is March 9, 2004, with respect to the financial statements of Aphton Corporation included in this Annual Report (Form 10-K) as of and for the year ended December 31, 2003.

/s/    Ernst & Young LLP

Miami, Florida

March 5, 2004